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                                                           EXHIBIT 4.3


                                  MASTER NOTE


$10,000,000                              August 29, 1997           Canada


     1. FOR VALUE RECEIVED GT AUTOMOTIVE SYSTEMS (WINDSOR) LTD., a
Canadian corporation, hereafter referred to as "Borrower," promises to pay to the order of BANK OF AMERICA CANADA ("Bank") on demand, or if no demand is made, then on December 31, 1997 at Bank's offices at 200 Front Street West, Suite 2700, Toronto, Ontario, CANADA, the total unpaid principal amount advanced by Bank from time to time to or for the benefit of or at the request of Borrower from and after the date of this Note through December 31, 1997, together with interest thereon at the times and at the rates specified in this Note. No. advance shall be made under this Note if, as a result of such advance, the total principal amount outstanding under this Note would exceed Ten Million Canadian Dollars (C$10,000,000).

     2. All advances provided by the Bank, the maturities thereof and all repayments of the principal thereof shall be recorded by the Bank in one or more loan accounts. In the absence of manifest error, the loan account records maintained by the Bank shall be conclusive evidence as to the amount of any Advance, its interest rate, maturity and outstanding amount at all times, PROVIDED THAT the failure of the Bank to make any such recordation or endorsement shall not affect the obligation of the Borrower hereunder.

     3. Each advance under this Note shall bear interest from the date of such advance until payment in full at a rate per year equal to the rate of interest publicly announced from time to time by Bank in Toronto, Ontario, as its prime rate. (The prime rate is set by Bank based on various factors, including Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans). Loans may be priced at, above or below the prime rate. Interest shall accrue daily and shall be computed on the basis of the actual number of days in the applicable year for the actual number of days elapsed.

     Any change in the interest rate of this Note shall take effect at the opening of business on the day specified in the public announcement of a change in said prime rate. Interest shall be payable quarterly, commencing September 30, 1997, on the last day of each successive quarter thereafter, and upon payment in full of principal of this Note.

     4. Each advance under this Note shall be made in such manner as Bank and Borrower may agree in writing.

     5. The occurrence of any of the following events shall terminate any obligation of Bank to make advances under this Note and, at the option of the holder of this Note, shall make all sums of interest and principal of this
Note immediately due and payable without notice of default,

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presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character.

          (a)  Default in the payment when due of any installment of interest;

          (b)  Nonpayment by Borrower of any debt when due;

          (c) Insolvency, failure in business, general assignment for the benefit of creditors, filing of any petition in bankruptcy or for relief under the provisions of the Bankruptcy and Insolvency Act, or any other law or laws for the relief of or relating to debtors, of, by or against Borrower or any Borrower, surety or guarantor of the indebtedness evidenced by this Note, or any endorser of this Note;

          (d) Appointment of a receiver or trustee to take possession of any property of Borrower or any Borrower, surety or guarantor of the indebtedness evidenced by this Note, or any endorser of this Note;

          (e) Attachment of an involuntary lien or liens of any kind or character, to the assets or property of Borrower or any Borrower, surety or guarantor of the indebtedness evidenced by this Note, or any endorser of this Note.

     6. If suit is commenced to enforce payment of this Note, Borrower agrees to pay such additional sums as attorney's fees as the court may adjudge reasonable.

     7. The obligations of the undersigned under this Note, if there is more than one signing this Note as Borrower, are joint and several.

     IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its officers thereunto duly authorized and directed by a resolution of its sole shareholder, having been invested with all of the powers of the directors of the Borrower pursuant to a written declaration made the ___ day of August, 1997, duly passed and adopted by such shareholder.

                                       GT AUTOMOTIVE SYSTEMS (WINDSOR) LTD.,
                                       as Borrower


                                       By:  /s/
                                          ____________________________________

                                       Title:   Vice President
                                             _________________________________

                                       Mailing Address:

                                       _______________________________________

                                       _______________________________________

                                       _______________________________________

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                                       Telephone:_____________________________